Exhibit 4.3

SECOND AMENDMENT TO LOAN AGREEMENT

AND OTHER LOAN DOCUMENTS

This Second Amendment to Loan Agreement and Other Loan Documents, dated as of March 27, 2001 (this “Amendment”), is entered into by and between SUPERIOR UNIFORM GROUP, INC., a Florida corporation (together with all Subsidiaries and all Affiliates, as herein defined, “Borrower”), and FIRST UNION NATIONAL BANK, a national banking association (“Lender”).

RECITALS

A.         Borrower and Lender are parties to that certain Loan Agreement dated as of March 26, 1999, as amended pursuant to the terms of that certain First Amendment to Loan Agreement and Revolving Credit Note dated as of October 16, 2000 by and between Borrower and Lender (as so amended, the “Loan Agreement”), pursuant to the terms of which Lender has made (a) a revolving credit loan to Borrower in the maximum principal amount of $15,000,000.00 (“Revolving Loan”), as evidenced by that certain Revolving Credit Note in the original maximum principal amount of $15,000,000.00 dated March 26, 1999 made by Borrower payable to the order of Lender (“Revolving Note”), and (b) term loans to Borrower in the principal amounts of $12,000,000.00 and $5,000,000.00, as evidenced by that certain Term Note in the original principal amount of $12,000,000.00 dated as of March 26, 1999 made by Borrower payable to the order of Lender and that certain Term Note in the original principal amount of $5,000,000.00 dated as of October 16, 2000 made by Borrower payable to the order of Lender (“Term Notes,” and the Term Notes, together with the Revolving Note, the Loan Agreement and all other documents executed in connection herewith or therewith, collectively, the “Loan Documents”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

B.         Borrower has requested that Lender renew and amend the terms of the Revolving Loan pursuant to the terms of that certain Renewal Revolving Credit Note dated as of the date hereof in the maximum principal amount of [$15,000,000.00] made by Borrower payable to the order of Lender (“Renewal Revolving Note”), and Lender has agreed to renew and amend the terms of the Revolving Loan pursuant to the Renewal Revolving Note, in accordance with, and conditioned upon, the terms of this Amendment.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

1.         Modification of Loan Agreement.     The Loan Agreement is amended as follows:

(a)         the definition of “Revolving Credit Note” is hereby deleted in its entirety and replaced with the following:

“Revolving Credit Note: that certain Renewal Revolving Credit in the maximum principal amount of [$15,000,000.00] dated as of March __, 2001 made by Borrower payable to the order of Lender, substantially in the form of Exhibit A hereto, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.”

(b)         the definition of “Revolving Credit Loan Expiration Date” is hereby deleted in its entirety and replaced with the following:

“Revolving Credit Loan Expiration Date: The “Maturity Date” as defined in the Revolving Credit Note.”

(c)         Exhibit A to the Loan Agreement is hereby deleted and replaced with Exhibit A attached to this Amendment.

(d)         Section 5.7 (b)(ii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) the Revolving Credit Loan has terminated pursuant to the terms of this Agreement or Other Agreements including, without limitation, a termination on the Revolving Credit Loan Expiration Date.”

2.         Modification of Other Loan Documents.     All other Loan Documents and Other Agreements are hereby modified as follows:

(a)         In addition to all other obligations of payment and performance by Borrower as secured by such Loan Documents, the Loan Documents shall secure the payment of the indebtedness evidenced by the Revolving Note, as renewed and modified by the Renewal Revolving Note; and

(b)         The term “Revolving Credit Note” as used in all other Loan Documents shall mean, the Revolving Note as modified and renewed pursuant to the terms of the Renewal Revolving Note, together with all modifications, amendments, extensions and renewals thereof.

3.         Tax Indemnity.     Borrower and Lender have concluded that Florida document excise taxes are not due in connection with this Amendment or any of the other Loan Documents because the Loan Documents have been executed by Borrower and the other signatories, and delivered to Lender, outside the State of Florida. Nevertheless, Borrower shall pay to Lender in full, on demand, the amount of all document excise taxes, including interest and penalties, that either Lender or the Florida Department of Revenue later deem to be due and applicable with respect to the Notes or any of the other Loan Documents, or any other agreement between or among Borrower the Subsidiaries and Lender. In addition, Borrower shall reimburse Lender for any document excise taxes, including penalties and interest, paid by Lender and all costs and attorney’s fees that Lender incurs in defending against an imposition of such taxes on any of the Notes, this Amendment, the other Loan Documents and any other agreement between or among Borrower, the Subsidiaries and Lender.

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4.         Representations and Warranties.     Borrower represents and warrants to Lender that:

(a)         all of Borrower’s representations and warranties to Lender in the Loan Documents are true and correct on this date, as if made on this date, except to the extent any of them expressly relate to an earlier date;

(b)         since the date of the most recent financial statements delivered to Lender, there has not been any material adverse change in the financial conditions of Borrower or any Guarantor;

(c)         Borrower has the full corporate power and authority to enter into and perform its obligations hereunder and each transaction contemplated hereby; and

(d)         the execution and delivery by Borrower of this Amendment and each other document contemplated hereby and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate proceedings on the part of Borrower.

5.         Counterparts.     The parties may execute this Amendment and any other agreement executed pursuant to it in counterparts. Each executed counterpart will be deemed to be an original, and all of them, together, will constitute the same agreement. This Amendment will become effective as of its stated date of execution, when each party has signed a counterpart and all the executed counterparts have been delivered to Lender.

6.         WAIVER OF CLAIMS.     BORROWER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND INTENTIONALLY WAIVES AND RELEASES LENDER (AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, REPRESENTATIVES, AND AGENTS) FROM: (a) ALL CLAIMS, DEMANDS, SUITS, AND CAUSES OF ACTION, WHETHER AT LAW OR IN EQUITY, THAT BORROWER EVER HAD, HAS NOW, OR MIGHT HAVE IN THE FUTURE, BY REASON OF ANY MATTER, CAUSE, OR THING WHATSOEVER ARISING BEFORE THE DATE AND TIME OF EXECUTION OF THIS AMENDMENT, WITH RESPECT TO: (i) ANY BREACH BY LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) OF ITS OBLIGATIONS OR PROMISES UNDER THE LOAN DOCUMENTS OR OTHERWISE; AND (ii) ANY ACTION OR INACTION BY LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) THAT IS ALLEGED TO HAVE HAD AN INJURIOUS EFFECT ON THE BUSINESS, OPERATION OR MANAGEMENT OF BORROWER; AND (b) ANY DEFENSE, COUNTERCLAIM, SETOFF, RIGHT OF RECOUPMENT OR ABATEMENT, OR OTHER CLAIM AGAINST LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) RELATING TO ANY MATTER, CAUSE, OR THING WHATSOEVER ARISING BEFORE THE DATE AND TIME OF EXECUTION OF THIS AMENDMENT.

7.        Ratification of Loan Documents.     The parties acknowledge that (except as expressly amended in this Amendment) the Loan Documents are unaffected, unchanged, and unimpaired and all such documents and agreements remain enforceable in accordance with their respective terms. Further, the parties ratify and confirm all their obligations under the Loan

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Documents, except as modified in this Amendment. Neither this Amendment nor any earlier waiver or amendment of any of the Loan Documents will constitute a novation or have the effect of discharging any liability or obligation evidenced or secured by the Loan Documents.

8.         Transaction Expenses; Taxes.     Borrower shall pay all costs and expenses of Lender (including filing fees, recording fees, document excise and intangible tax, and reasonable attorney’s fees and expenses) in connection with this Amendment and any related documents.

9.         Miscellaneous.     This Amendment contains the final, complete, and exclusive expression of the understanding of Borrower and Lender with respect to the obligations created under it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. Except as expressly provided herein, this Amendment does not constitute a waiver of any rights of Lender or obligations of Borrower under the Loan Documents, and no waiver herein will constitute a continuing waiver or a waiver of any other or future rights or obligations. A waiver or modification of any provision of this Amendment is valid only if the waiver or modification is in writing and signed by each party. The titles and headings preceding the text of the sections of this Amendment have been inserted solely for convenience of reference and do not affect this Amendment’s meaning or effect. This Amendment is binding on each heir, assignee, and personal representative of the Borrower, and inures to the benefit of each assignee and successor of Lender. This Amendment is not assignable by Borrower, and any attempted assignment by Borrower will not be valid or effective against Lender. Lender may assign this Amendment, and its assignee will succeed to all the rights of Lender under it. Words of the neuter gender in this Amendment are to be construed to include words of the masculine and feminine genders. This Amendment is a Florida contract, and the parties intend that it is to be construed according to the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

FIRST UNION NATIONAL BANK,
a national banking association

By:	/s/ Timothy J. Coop
Name:
Title:

SUPERIOR UNIFORM GROUP, INC.,
a Florida corporation

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Vice President, Chief Financial Officer and Treasurer

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RENEWAL REVOLVING CREDIT NOTE

$15,000,000.00
	Month	Day	Year
	March	27,	2001
Superior Uniform Group, Inc.
10099 Seminole Boulevard
Seminole, Florida 33772-2539
(Hereinafter referred to as “Borrower”)

First Union National Bank
100 South Ashley Drive
Tampa, Florida 33602
(Hereinafter referred to as the “Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of up to FIFTEEN MILLION and No/100 Dollars ($15,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Renewal Revolving Credit Note (including all renewals, extensions or modifications hereof, this “Note”).

INTEREST RATE DEFINITIONS.

☒ LIBOR Market Index. LIBOR Market Index plus .60% per annum, as LIBOR Market Index may change from day to day (“LIBOR Market Index-Based Rate”). “LIBOR Market Index Rate”, for any day, is the rate per annum (rounded to the next higher 1/100 of 1%) for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

☐ Prime Rate. The rate of Bank’s Prime Rate plus         % as that rate may change from time to time with changes to occur on the date Bank’s Prime Rate changes (“Prime-Based Rate”). Bank’s Prime Rate shall be that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

INTEREST RATE TO BE APPLIED. Interest Rate. Interest shall accrue on the unpaid principal balance of each Advance (as defined herein) under this Note from the date such Advance is made available to the Borrower at the LIBOR Market Index Rate plus .60% as that rate may change from day to day in accord with changes in the LIBOR Market Index Rate to be adjusted monthly beginning April 26, 1999 (“Interest Rate”).

Default Rate. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations in Bank’s discretion shall bear interest at the Bank’s Prime Rate plus 3% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full, except as otherwise required by law.

INTEREST COMPUTATION. (Actual/360). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only on the first Business Day of each month, until fully paid. All outstanding principal will be repaid in accordance with the Loan Agreement, as hereinafter defined, and, if Borrower subscribes to Bank’s cash management services and such services are applicable to this line of credit, the terms of such services. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on March 26, 2004, the “Maturity Date” of this Note. Provided Borrower is not in default under this Note or under any of the “Loan Documents” (as hereinafter defined), Borrower shall have the right and option to extend the Maturity Date for an additional twelve month period (“Term Option”) upon and in accordance with the following terms and conditions: (a) Borrower shall give written notice to Bank at least 30 days prior to the Maturity Date of its intent to exercise the Term Option; (b) Borrower shall execute and deliver to Bank all documentation as reasonably required by Bank in connection with the Term Option; and (c) Borrower shall pay to Bank its reasonable attorneys’ fees in connection therewith.

In the event Borrower exercises the Term Option, the outstanding principal balance of this Note shall convert to a term loan and shall be due and payable in equal consecutive monthly installments of principal and interest in an amount determined by Bank which would allow the outstanding principal balance hereof to be repaid in twelve months, and shall be evidenced by, and Borrower hereby agrees to execute a note or other documentation reasonable required by Bank to evidence the same.

Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Bank shall have the right to demand payment of the entire remaining balance of this Note if, at any time Borrower prepays the Term Loan in full or the Term Loan is terminated pursuant to the Loan Agreement or the Other Agreements.

As used herein, “Loan Documents” shall mean this Note, the Loan Agreement, the Notes and all Other Agreements.

RESCISSION OF PAYMENTS. If any payment received by Bank under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS. This Note is subject to the terms and conditions of that certain Loan Agreement between Bank and Borrower dated March 26, 1999, as amended pursuant to the terms of that certain First Amendment to Loan Agreement and Revolving Credit Note dated as of October 16, 2000 by and between Borrower and Bank, and that certain Second Amendment to Loan Agreement and Other Documents dated as of the date hereof, by and between Borrower and Bank (as the same may be modified and amended from time to time, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term “Obligations” used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. § 101 between Bank and Borrower whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. The Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of Bank incurred because of such lateness.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

EVENTS OF DEFAULT. An “Event of Default” shall exist if any one or more of the following events shall occur (individually, an “Event of Default,” and collectively, “Events of Default”): Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations under this Note. Event of Default Under Other Loan Documents. The occurrence of any Event of Default under any of the other Loan Documents.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Bank may at any time thereafter, take the following actions: Bank Lien and Set-off. Exercise its right of set-off or to foreclose its security interest or lien against any deposit account of any nature or maturity of Borrower with Bank without notice. Acceleration Upon Default. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

REVOLVING CREDIT ADVANCES. This is a revolving credit note. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time (each an “Advance” and together the “Advances”), so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of this Note. Bank’s obligation to advance or readvance under this Note shall terminate if a Default exists.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located as shown in the heading of this Note without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan Agreement, the terms of the Loan Agreement shall control. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Plural; Captions. All references in the Loan Documents to Borrower, Guarantor, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Entirety. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Unless otherwise permitted by Bank, any repayments of this Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Bank receives collected funds. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto. Business Purpose. Borrower represents that the loan evidenced hereby is being obtained for business purposes.

ARBITRATION. All parties to this Note agree as follows:

(a)         Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto (“Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b)         All arbitration hearings shall be conducted in the city in which the office of Bank is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c)         All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

(d)         Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By:	/s/ Andrew D.Demott, Jr.
Andrew D. Demott, Jr.
Vice President, Chief Financial Officer and Treasurer

[CORPORATE SEAL]

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this         day of March, 2001, by Andrew D. Demott, Jr., as Vice President, Chief Financial Officer and Treasurer of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced              (state) driver’s license as identification.

My Commission Expires:
Notary Public (Signature)
(AFFIX NOTARY SEAL)
(Printed Name)

Notary Public, State of